CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              LEARNERS WORLD, INC.

                            (A New York Corporation)

               (Under Section 805 of the Business Corporation Law)

IT IS HEREBY CERTIFIED THAT:

         (1)      The name of the Corporation is:

                           LEARNERS WORLD, INC.

         (2) The Certificate of Incorporation of this corporation was filed by the Department of State ON THE 28TH day of June, 1996.

         (3) The Certificate of Incorporation of this corporation is hereby amended to effect the following changes:

                  Of the present Twenty Million (20,000,000) authorized shares of the Corporation, all of which have a par value of One One Hundredth of a Cent ($.0001) each, to change Four Million Two Hundred Thousand (4,200,000) common shares of the corporation, all of which are issued, in to One Hundred Forty Thousand (140,000) common shares of the same par value ($.0001) each. The terms of the change being a 30:1 reverse stock split at the rate of thirty (30) shares down to one share of common stock, all having par value of One One Hundredth of a Cent ($.0001) per share.

                           This  amendment  changes the number of issued  shares
                  from Four Million Two Hundred Thousand (4,200,000) before the 30:1 reverse stock split in to One Hundred Forty Thousand (140,000) shares resulting from the reverse stock split. This amendment also changes the number of unissued shares from Fifteen Million Eight Hundred Thousand (15,800,000) shares before the 30:1 reverse stock split in to Nineteen Million Eight Hundred Sixty Thousand (19,860,000) shares resulting from the reverse stock split. The par value of the shares of common stock of the corporation remain unchanged at One One Hundredth of a Cent ($.0001).

                           The  terms of this  change  in  issued  stock  are as
                  follows: the change from Four Million Two Hundred Thousand (4,200,000) shares in to One Hundred Forty Thousand (140,000) shares shall be effective as of March 1, 1999.

         (4) To accomplish the foregoing amendment, the "fourth" Article of the Certificate of Incorporation of the corporation relating to the number of shares the corporation shall

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                  have authority to issue is hereby amended to read as follows:

                           "The aggregate number of shares which the corporation
                  shall have the authority to issue is Twenty Million (20,000,000) shares, all of which shall have a par value of One One Hundredth of a Cent ($.0001)."

         (5) The Certificate of Amendment of the Certificate of Incorporation was authorized, pursuant to Section 803(a) of the Business Corporation Law, by vote of the Board of Directors and then by a majority vote of the outstanding shares of common stock entitled to vote thereon at a meeting of shareholders of this corporation duly called and HELD ON THE 31ST day of January, 1999, a quorum being present.

IN WITNESS THEREOF, THIS CERTIFICATE OF AMENDMENT HAS BEEN SUBSCRIBED THIS 31ST day of January, 1999 by the undersigned directors.

IN WITNESS THEREOF, the undersigned Board of Directors has executed this document, to be effective on the date first appearing above.


   /S/ DR. DOMINICK J. MORREALE
 ----------------------------
Dr. Dominick J. Morreale, Director


   /S/ SALVATORE CASACCIO
 ----------------------------
Salvatore Casaccio, Director


   /S/ CARMINE NOTARO
 ----------------------------
Carmine Notaro, Director


   /S/ KEVIN GERSH
 ----------------------------
Kevin Gersh, Director

   /S/ AGRIPPINO CASACCIO

 ----------------------------
Agrippino Casaccio, Director

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